UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2009

______________

iMergent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

______________

Delaware	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 North Research Way, Orem, Utah 84097

(Address of Principal Executive Offices) (Zip Code)

(801) 227-0004

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 19, 2009, Robert Lewis resigned his position as Chief Financial Officer (CFO) effective February 6, 2009.   Mr. Lewis’ resignation did not relate to any disagreements with the Board of Directors or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company.

The Company does not have an employment agreement with Mr. Lewis. There is no separation payment which is being paid to Mr. Lewis.

(c)  On January 20, 2009, the Board of Directors appointed Jonathan Erickson, the Company’s Controller, to the position of CFO, effective February 7, 2009.

Erickson will receive an annual salary of $150,000 per year, which is not governed by an employment agreement. It is expected that Mr. Erickson will be entitled to a bonus, the structure of which has not been determined. Mr. Erickson will be entitled to an equity award under the Company’s 2003 Equity Incentive Plan as determined by the Compensation Committee of the Company’s Board of Directors.

Erickson, 31, has served as the Company’s controller since 2006. Prior to joining the Company Erickson held various positions of increasing responsibility at Deloitte & Touche LLP  which he joined in May 2003 culminating with the position of  an Audit Senior specializing primarily in international manufacturing operations. Erickson received a Bachelor of Science degree in Accounting from Brigham Young University in 2002 and Master of Accountancy from Brigham Young University in 2003.  Erickson is also a certified public accountant.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.	Description
99.1	Press release entitled, “iMergent Announces Board and Management Changes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

By:	/s/ ROBERT M. LEWIS
Robert M. Lewis, Chief Financial Officer

Date:  January 21, 2009